Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Quarterly Revenue of $7.6 Million
Records Second Quarter Income of $291,000

Hackensack, NJ – December 16, 2019 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the second fiscal quarter ended October 31, 2019.

Second Quarter and Recent Business Highlights:

•	Quarterly revenue of $7.6 million, an increase of 14% year-over-year

•	Reported income of $546,000, excluding stock-based compensation and depreciation

•	Achieved record quarterly bookings

•	Formed strategic partnership to expand our ex-vivo platform and services

Ronnie Morris, CEO of Champions, commented, “Our second quarter results were strong with revenue easily surpassing $7 million and a return to profitability.”

Morris added, “We’re excited about our recently formed strategic partnership with PhenoVista Biosciences which will enhance the capabilities of our successful ex-vivo platform. Combined with our growing pipeline of opportunities in GCLP flow cytometry services, we continue to broaden our capabilities beyond our core PDX offerings, solidifying our position as a leader in end-to-end translational oncology solutions.”

David Miller, CFO of Champions added, “As predicted, our revenue rebounded off of first quarter levels, rising to $7.6 million, resulting in 14% year over year quarterly growth. Additionally, we anticipate to continue our quarterly profitability trend for the remainder of the year.”

Second Fiscal Quarter Financial Results

For the second quarter of fiscal 2020, revenue increased 13.9% to $7.6 million compared to $6.7 million for the second quarter of fiscal 2019. The increase in revenue is due to increased sales, both in number and size of studies. Additionally, our enhancements in products and study designs provided Pharma the tools to conduct more extensive and complex testing. Total costs and operating expenses for the second quarter of fiscal 2020 were $7.3 million compared to $6.4 million for the second quarter of fiscal 2018, an increase of $916,000 or 14.3%.

Exhibit 99.1

For the second quarter of fiscal 2020, Champions reported income from operations of $291,000, including $77,000 in stock-based compensation and $178,000 in depreciation expenses, an increase of $16,000 compared to the income from operations of $275,000, inclusive of $88,000 in stock-based compensation and $151,000 depreciation expenses, in the second quarter of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported income from operations of $546,000 for the second quarter of fiscal 2020 compared to income from operations, excluding stock-based compensation and depreciation, of $480,000 in the second quarter of fiscal 2018 an increase of $66,000.

Cost of oncology solutions was $3.9 million for the three-months ended October 31, 2019, an increase of $430,000, or 12.5% compared to $3.5 million for the three-months ended October 31, 2018. For the three- months ended October 31, 2019, gross margin was 49.1% compared to 48.4% for the three-months ended October 31, 2018. The increase in cost of oncology services for the three-month period was mainly due to an increase in salary and lab supply expenses. The increase is generally in line with the expected contribution based on the increase in revenue and study volume.

Research and development expense was $1.3 million for the three-months ended October 31, 2019, an increase of $148,000, or 12.4%, compared to $1.2 million for the three-months ended October 31, 2018. The increase is due to the increase in salary and lab supply expenses related to new product development and platform testing. Sales and marketing expense for the three-months ended October 31, 2019 was $977,000, an increase of $237,000, or 32.0%, compared to $740,000 for the three-months ended October 31, 2018. The increase was mainly due to the annualized quarterly accrual of commissions and expansion of the sales force. General and administrative expense was $1.1 million for the three-months ended October 31, 2019 compared to $1.0 million for the three-months ended October 31, 2018, an increase of $101,000 or 9.8%. The increase was mainly due to an increase in salary, stock-based compensation and depreciation expenses offset by a reduction in recruiting costs.

Net cash generated from operating activities was $360,000 for the three-months ended October 31, 2019 compared to $214,000 for the same period last year. The increase in cash flow from operations is primarily due to the improvement in financial operating results.
The Company ended the quarter with $2.8 million of cash and reiterated its position that it does not intend to raise capital to fund operations.

Year-to-Date Financial Results

For the first six months of fiscal 2020, revenue increased 11.2% to $14.4 million, as compared to $12.9 million for the first six months of fiscal 2019. For the first six months of fiscal 2020, total operating expenses increased 20.7% to $14.7 million, as compared to $12.2 million for the first six months of fiscal 2019. The increase in revenue is due to increased sales, both in number and size of studies, and expanding our customer base. Additionally, we’ve introduced product enhancements, providing our Pharma customers the ability for more extensive study designs and testing.

For the first six months of fiscal 2020, Champions reported a loss from operations of $323,000, which includes $208,000 in stock-based compensation and $360,000 in depreciation, a decrease of $1.1 million or 142.7%, compared to income from operations of $757,000, inclusive of $171,000 in stock-based compensation and $269,000 depreciation, for the first six months of fiscal 2019. Excluding stock-based compensation and depreciation, Champions reported operating income of $245,000 for the first six months of fiscal 2020 compared to income of $480,000 in the same period last year.

Exhibit 99.1

Cost of oncology solutions was $7.6 million for the first six months of fiscal 2020 compared to $6.5 million for the first six months of fiscal 2019, an increase of $1.1 million or 16.8%. Gross margin was 46.9% for the first six months of fiscal 2020 compared to 49.4% for the first six months of fiscal 2019. The increase in cost of oncology services for the six-month period was mainly due to an increase in salary, mice, and lab supply expenses. Gross margin varies based on timing differences between expense and revenue recognition and was impacted by the increase in costs on growing study volume in advance of revenue recognition.

Research and development expense was $2.6 million for the first six months of fiscal 2020 an increase of $362,000, or 15.9% compared to $2.3 million for the first six months of fiscal 2019. The increase is due to increased salary and lab supply expenses related to new product development and platform testing. Sales and marketing expense for the first six months of fiscal 2020 was $1.8 million, an increase of $588,000, or 46.7% compared to $1.3 million for the first six months of fiscal 2019. The increase was mainly due to the annualized quarterly accrual of commissions and expansion of the sales force. General and administrative expense was $2.6 million for the first six months of fiscal 2020, an increase of $473,000 or 22.7% compared to $2.1 million for the first six months of fiscal 2019. The increase for the six-month period was mainly due to an increase in salary, professional fees, and stock-based compensation and depreciation expenses offset by a reduction in recruiting costs.

Net cash provided by operations was $81,000 for the first six months of fiscal 2020 compared to net provided by operations of $400,000 in 2019, a decrease of $319,000 or 80%.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 844-369-8770 (domestic) or 862-298-0840 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, December 16, 2019 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net (loss) income to Non-GAAP net (loss) income for an explanation of the amounts excluded to arrive at Non-GAAP net (loss) income and related Non-GAAP (loss) earnings per share amounts for the nine months ended October 31, 2019 and 2018. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net (loss) income and Non-GAAP (loss) earnings per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions’ defines Non-GAAP dilutive (loss) earnings per share amounts as Non-GAAP net (loss) earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net (loss) earnings and Non-GAAP diluted (loss) earnings per share may differ from similarly named measures used by other companies.

Exhibit 99.1

About Champions Oncology, Inc.

About Champions Oncology

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company's technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for pharmaceutical and biotechnology companies seeking personalized approaches to drug development that can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions' Personalized Oncology Solutions business, in which results help guide the development of personalized treatment plans for individual patients. For more information visit Champions Oncology, Inc's website (www.championsoncology.com).

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2019 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
Net income (loss) - GAAP	$307	$267	$(334)	$750
Less:
Stock-based compensation	77	88	208	171
Net income (loss)- Non-GAAP	$384	$355	$(126)	$921

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
EPS – GAAP, basic	$0.03	$0.02	$(0.03)	$0.07
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.02
EPS - Non-GAAP, basic	$0.04	$0.03	$(0.01)	$0.09

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
EPS – GAAP, diluted	$0.02	$0.02	$(0.03)	$0.06
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.02
EPS - Non-GAAP, diluted	$0.03	$0.03	$(0.01)	$0.08

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2019	2018	2019	2018
Oncology services revenue	$7,625	$6,693	$14,362	$12,919
Cost of oncology services	3,881	3,451	7,633	6,533
Research and development	1,341	1,193	2,644	2,282
Sales and marketing	977	740	1,847	1,259
General and administrative	1,135	1,034	2,561	2,088
Income (loss) from operations	291	275	(323)	757
Other income (expense)	27	(7)	15	(6)
Income (loss) before provision for income taxes	318	268	(308)	751
Provision for income taxes	11	1	26	1
Net income (loss)	$307	$267	$(334)	$750

Net income (loss) per common share outstanding
basic	$0.03	$0.02	$(0.03)	$0.07
and diluted	$0.02	$0.02	$(0.03)	$0.06

Weighted average common shares outstanding
basic	11,619,686	11,278,312	11,619,569	11,135,358
and diluted	12,964,792	14,037,090	11,619,569	13,491,502

Condensed Consolidated Balance Sheets

	October 31, 2019	April 30, 2019
	(unaudited)
Cash	$2,784	$3,237
Accounts receivable	3,918	4,377
Other current assets	363	308
Total current assets	7,065	7,922

Operating lease right-of-use assets, net	3,004	—
Property and equipment, net	3,081	2,546
Other long term assets	128	128
Goodwill	669	669
Total assets	$13,947	$11,265

Accounts payable and accrued liabilities	$3,628	$3,987
Current portion of finance lease	2	16
Current portion of operating lease liabilities	477	—
Deferred revenue	4,146	4,022
Total current liabilities	8,253	8,025

Deferred rent	—	851
Non-current operating lease liabilities	3,429	—
Other Non-current Liability	151	151
Total liabilities	11,833	9,027

Stockholders’ equity	2,114	2,238
Total liabilities and stockholders’ equity	$13,947	$11,265

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended October 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(334)	$750
Adjustments to reconcile net cash provided by operations:
Stock-based compensation expense	208	163
Issuance of common stock for services	—	8
Operating lease right-of use assets	198	—
Depreciation and amortization expense	360	269
Gain on disposal of equipment	(52)	—
Allowance for doubtful accounts	34	—
Deferred rent	—	216
Changes in operating assets and liabilities	(333)	(1,006)
Net cash provided by operating activities	81	400

Cash flows from investing activities:
Purchases of property and equipment	(522)	(486)
Net cash used in investing activities:	(522)	(486)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2	1,076
Finance lease payments	(14)	(40)
Net cash (used in) provided by financing activities:	(12)	1,036

(Decrease)/increase in cash	(453)	950
Cash at beginning of period	3,237	1,006
Cash at the end of period	$2,784	$1,956

Non-cash investing activities:
Purchase equipment under finance lease	—	235
Purchase of equipment	160	—
Unpaid portion of property and equipment purchase	321	—